Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096

Contact:	Ian Bailey ibailey@rccl.com (305) 982-2625
Tracy Quan tquan@rccl.com (305) 539-6577
For Immediate Release

ROYAL CARIBBEAN ORDERS THIRD OASIS-CLASS VESSEL

MIAMI – December 27, 2012 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) announced today that it has executed a contract with STX France to construct a third Oasis-class vessel for delivery in mid-2016.  This order is consistent with the plan announced by the company in October to build a sister-ship to the very successful Oasis of the Seas and Allure of the Seas.

 “The Oasis of the Seas and Allure of the Seas have fundamentally transformed the cruise experience for our guests,” said Richard D. Fain, chairman and chief executive officer of Royal Caribbean Cruises Ltd.  “These ships have consistently generated outstanding guest satisfaction ratings and continue to produce superior financial results.  We are thrilled to be adding a sister to this extraordinary class of vessels at a compelling price.  Being back building in France just adds to the pleasure.”

 “STX France is proud to partner with Royal Caribbean again and continue our decades-long relationship by building the third Oasis-class ship,” said Laurent Castaing, chief executive officer of STX France. “Royal Caribbean has always been an important part of our shipyard’s success, and we are delighted to add this highly innovative and spectacular ship to the list of vessels we have built together.”

The newbuild contract includes the transfer of Pullmantur’s Atlantic Star as part of the consideration.  Additionally, the contract is subject to satisfaction of financing and other conditions.  STX France has also provided the company with a one-year option for the mid-year 2018 delivery of a fourth Oasis-class vessel at similar pricing.

Including today’s contract and existing ship orders, projected capital expenditures for 2012, 2013, 2014, 2015 and 2016 are $1.3 billion, $700 million, $1.2 billion, $1.2 billion and $1.3 billion, respectively.  The company’s annualized capacity growth rate from 2012 to 2016 remains at a historically low rate of 3.5%.

Oasis of the Seas and Allure of the Seas are the largest and most revolutionary cruise ships in the world.  Architectural marvels at sea, they span 16 decks, encompass 225,282 gross registered tons, carrying 5,400 guests at double occupancy, and feature 2,700 staterooms.  The ships sail weekly from their home port of Port Everglades in Fort Lauderdale, Florida.

Oasis of the Seas and Allure of the Seas debuted in November 2009 and November 2010 respectively, introducing a range of unique industry “firsts” and engineering marvels including a neighborhood concept – seven themed areas providing guests with the opportunity to seek out relevant experiences based on their personal style, preference or mood.  Within these seven neighborhoods – Central Park, Boardwalk, the Royal Promenade, Pool and Sports Zone, Vitality at Sea Spa and Fitness Center, Entertainment Place and Youth Zone – are extraordinary elements such as the first park at sea, a thrilling zip line that races diagonally nine-decks above an open-air atrium, an original handcrafted carousel, 28 multilevel urban-style loft suites boasting floor-to-ceiling windows, an aquatic amphitheater – called the AquaTheater that serves as a pool by day and a dazzling ocean front theater by night; and an array of epicurean innovations that allow for new culinary experiences each day of a guest’s cruise vacation.

 “As the cruise line that revolutionized the industry with the FlowRider surf simulator, ice-skating rinks, cantilevered whirlpools and rock climbing walls, we are eager to add this third award winning Oasis-class ship to our brand portfolio.  This addition will allow us to showcase our legacy of innovation and imagination to even more guests around the world,” said Adam Goldstein, president and chief executive officer of Royal Caribbean International.

With the success of the Oasis-class ships, Royal Caribbean International is currently undergoing a fleetwide revitalization program to bring the latest innovations and the highest guest-rated programs from Oasis of the Seas and Allure of the Seas to the cruise line’s ships across the fleet.

Royal Caribbean Cruises Ltd. (NYSE,OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with four under construction.  They operate diverse itineraries around the world that call on approximately 460 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.
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